Exhibit (8)

March 5, 2007

Wachovia Corporation,

One Wachovia Center,

Charlotte, North Carolina 28288-0060.

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities and warrants issued by Wachovia Corporation. We hereby confirm to you that our opinion is as set forth under the caption “United States Taxation” in the prospectus (the “Prospectus”) included in the related Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) on March 5, 2007.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP